Exhibit B-60

State of Delaware

Certificate of Formation

Custom Energy/M & E Sales, L.L.C.

1.   This Certificate of Formation of Custom Energy/M & E Sales, L.L.C. (the "Company"), dated as of October 29, 1997, is being duly executed and filed by Custom Energy, L.L.C. as an authorized entity, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. (Section) 18-101, et seq.).

2.   The name of the Limited Liability Company is Custom Energy/M & E Sales, L.L.C.

3.   The address of the Limited Liability Company's Registered Office within the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the Limited Liability Company's registered agent as such address in The Corporation Trust Company.

4.   The latest date on which the limited liability company is to dissolve is December 31, 2047.

IN WITNESS WHEREOF, the undersigned Authorized Person has executed this Certificate of Formation of Custom Energy/M & E Sales, L.L.C. this 29th day of October, 1997.

CUSTOM ENERGY, L.L.C.

By:  /s/Gregory J. Orman
       Gregory J. Orman, Chief Executive Officer